As Filed with the Securities and Exchange Commission on August __, 1996.

                                                            REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------
                                 THE 3DO COMPANY
             (Exact name of Registrant as specified in its charter)

                              --------------------

                DELAWARE                                 94-3177293
      (State or other jurisdiction          (I.R.S. Employer Identification No.)
    of incorporation or organization


                               600 GALVESTON DRIVE
                             REDWOOD CITY, CA 94063
                                 (415) 261-3000

     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                              --------------------

                                 JAMES ALAN COOK
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 THE 3DO COMPANY
                               600 GALVESTON DRIVE
                             REDWOOD CITY, CA 94063
                                 (415) 261-3000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------
                                    Copy to:
                                  NEIL J. WOLFF
                       WILSON, SONSINI, GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (415) 493-9300

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


Title Of Each Class Of     Amount                Proposed Maximum        Proposed Maximum       Amount Of
Securities To Be           To Be Registered      Offering Price Per      Aggregate Offering     Registration Fee
Registered                                       Share (1)               Price (1)
- ----------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share      1,609,953
                            shares                    7.875                12,678,379.88         4,371.86
- ----------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $7.875 on August 21, 1996.

 -------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                1,609,953 SHARES

                                 THE 3DO COMPANY

                                  COMMON STOCK

         This Prospectus relates to an aggregate of 1,609,953 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of The 3DO Company, a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders, in order to permit the public sale or other distribution of the Shares.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

              -----------------------------------------------------

         The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "THDO." On August 28, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $8.125 per share.

              -----------------------------------------------------

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 4 OF THIS PROSPECTUS.

              -----------------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------

                 The date of this Prospectus is August 29, 1996.



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
         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.



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
                                   THE COMPANY

         The 3DO Company ("3DO" or the "Company") designs, integrates, licenses and sells interactive technologies and applications software products. The Company is focused on creating technologies and entertainment products for the advanced 64-bit market and is engaged in the development of software titles for multiple hardware platforms including the IBM-compatible PC-CDROM platform (the "PC"), the 64-bit M2 platform to be developed by Matsushita Electric Industrial Co., Ltd. ("Matsushita"), and the Internet, and enhancing and leveraging the Company's existing technologies beyond the video game console market to the personal computer and digital video markets.

         The Company's initial business model was as a licensor of technology to hardware manufacturers and software developers to enable the establishment of a new interactive video entertainment platform, the 3DO Interactive Multiplayer system (the "3DO Multiplayer"). The 3DO Multiplayer was launched in October 1993, and was the first 32-bit, CDROM-based, video game console product to market. During the last half of calendar 1995 and the first five months of calendar 1996, consumer demand waned for the 3DO Multiplayer and third-party developers and the Company have discontinued development of software titles for this platform.

         The Company developed a next generation 64-bit technology (the "M2 Technology") and licensed this technology to Matsushita, on an exclusive basis, in December 1995, for an upfront license fee of $100 million plus certain ongoing royalties. This license provides Matsushita with exclusive rights to use and sublicense 3DO's M2 Technology. In the video game console market Matsushita was granted and has retained the exclusive rights to develop and manufacture video game console products using the M2 Technology, and Matsushita will control the timing of any product launch, the pricing and marketing of any such products, and any third-party licensing activities pertaining to such products.

         The Company has undertaken a diversification plan to design, integrate, license and sell products directed at the 64-bit interactive entertainment market. The Company has been reorganized into two principal business units: a technology development and licensing group called "3DO Systems" and an entertainment software development and publishing group called "Studio 3DO."

         The Company was incorporated as SMSG, Inc., under the laws of California, in September 1991; commenced operations in October 1991; and changed its name to The 3DO Company in September 1992. The Company is a successor to a California general partnership named Medio, which was formed in October 1990 and dissolved in September 1991. In April 1993, the Company reorganized as a Delaware holding company. In April 1993, the Company acquired a California partnership named NTG, L.P., and one of its partners, NTG, Inc., in exchange for 3DO common stock and cash. The Company's common stock became publicly traded on the Nasdaq National Market in May 1993 under the symbol "THDO." The Company has subsidiaries in Japan and the United Kingdom. The Company acquired the business of Cyclone Studios in November 1995; Archetype Interactive Corporation in May 1996; and New World Computing, Inc. in June 1996. References to "3DO" or the "Company" mean The 3DO Company, a Delaware corporation, and its subsidiaries and predecessor entities. The Company's executive offices are located at 600 Galveston Drive, Redwood City, CA 94063, and its telephone number is (415) 261-3000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include the extent to which the Company will receive and/or recognize revenue from the M2 Technology Licensing Agreement with Matsushita; the extent to which the Company will receive and/or recognize revenue from its Joint Development and License Agreement with Cirrus Logic, Inc. ("Cirrus Logic"); the Company's ability to successfully leverage its core technologies into other markets; the Company's ability to develop software products for new platforms and the timeliness and cost of, and market demand for, such products created as part of its software development activities; the effect of competitive factors in the marketplace, including the market acceptance of certain formats and the timing and release of competitors' products; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; and other factors referenced in this Prospectus. Forward-looking statements which may be incorporated in this Prospectus by reference shall be deemed to be identified hereat. See "Risk Factors."


                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

CHANGE IN STRATEGY

         The Company is in the process of establishing operations as a multi-platform entertainment software developer and publisher, and also intends to leverage its 3-D graphics technologies into the PC market. The Company expects that such change in strategy will result in a change in the composition of the Company's revenues. Since commencement of operations, the Company has been developing interactive multimedia technologies. Prior to December 1995, the Company generated a majority of its revenue from software royalties and pressing fees on titles published by its software licensees for the 3DO Multiplayer platform. In the near term, the Company expects to derive the majority of its revenue from technology licensing fees and the publication and distribution of internally- and externally-developed software titles. For most of fiscal year 1995 and fiscal year 1996, the focus of the Company's business was on maximizing royalty revenues from license and pressing fees from third-party software products compatible with the 3DO Multiplayer format. However, the 3DO Multiplayer format failed to achieve market acceptance. The Company expects that its future revenues will mostly be in the form of technology license fees from the Company's licenses pertaining to its M2 Technology and future technologies developed by the Company, and publishing entertainment software titles for multiple platforms, initially focusing on the PC, M2 and Internet platforms. Revenues to the Company under the M2 Technology License Agreement and the Cirrus Agreement are dependent on the Company fulfilling certain commitments under such agreements, and there can be no assurance that the Company will fulfill its obligations under such agreements, and any such failure of the Company to fulfill its obligations, or any failure of such licensees to pay the fees under such agreements as they become due, would have a material adverse effect upon the Company's business, operating results and financial condition. Although the Company commenced operations in 1991, the Company has a very limited operating history upon which an evaluation of the Company and its current strategy can be based. The Company is at an early stage of development in its new business strategy and is subject to all of the risks inherent in the establishment of a new business enterprise. To address these risks, the Company must, among other things, establish technical feasibility and complete development of its M2 and other technology, respond to competitive developments, continue to attract, retain and motivate qualified personnel, and support the development and marketing of products based on the Company's technology. The Company's decision to focus its efforts on software title publishing and distribution for the PC, M2, and Internet platforms is predicated on the assumption that in the future the installed hardware base of PC, M2, and Internet platforms will be large enough to permit this portion of 3DO's business to operate profitably. There can be no assurance that the Company's assumption will be correct. There can be no assurance that the Company will be able to successfully compete as an entertainment software developer and publisher, nor that the Company will be able to successfully leverage its 3-D graphics technologies into the PC market. Any failure to achieve these goals could have a material adverse effect upon the Company's business, operating results and financial condition.

CHANGING PRODUCT PLATFORMS AND FORMATS

         The Company is entering new markets with its software products, specifically the PC and Internet markets. The markets for entertainment software and entertainment software platforms are undergoing rapid technological change. As a result, the Company must continually anticipate and adapt its products to emerging platforms and evolving consumer preferences. The introduction of new platforms and technologies can render existing products obsolete and unmarketable. Development of entertainment software products for new hardware platforms requires substantial investments in research and development for technologies such as motion capture, digitized speech and sound effects, music and full motion video, and requires the Company to anticipate and develop products for those platforms that will ultimately be successful. Generally, software development efforts must occur well in advance of the release of new platforms in order to introduce new products on a timely basis following the release of such platforms. Although the Company intends to develop and market entertainment software for certain advanced and emerging platforms, the development and marketing efforts in connection therewith may require greater financial and technical resources than currently possessed by the Company. In addition, there can be no assurance that the platforms for which the Company develops products will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new platforms will lead to marketable products or products that generate sufficient revenues to offset research and development costs incurred in connection with the creation of such products. There can be no assurance that the Company will be successful in developing and marketing products for new platforms. Failure to develop products for new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the Company does not have a license to develop products for certain of the most popular platforms, including the Sony, Sega and Nintendo proprietary platforms. Finally, the Company's products must maintain compatibility with certain hardware, software and hardware accessories. Any changes in any of such third-party product designs that result in incompatibility of the Company's products could result in significant product returns and obsolescence.

DEPENDENCE ON PC MARKET

         The Company's future success is in part dependent on the PC market, which is extremely dynamic and has historically been characterized by wide fluctuations in product supply and demand. From time to time, the PC industry has also experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. Furthermore, rapid technological change in PC hardware may render the currently installed base of PCs and the Company's technology obsolete. There can be no assurance that unit sales of PCs will continue at their present levels or increase in the future. The Company's revenues from its entertainment software products will be dependent on marketing and distribution of titles to an installed base of PC users. Any decrease in demand for PCs would have a material adverse effect on the Company's operating results.

DEPENDENCE ON INTERACTIVE MULTIPLE-PLAYER GAMES ON INTERNET PLATFORM

         The Company's future success is in part dependent upon continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet is a recent phenomenon. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network infrastructure, or timely development of performance improvements including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by any such growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of entertainment software developed for the Internet. If the use of the Internet does not grow, or if the Internet infrastructure does not effectively support the growth that may occur, the Company's business, results of operations and financial conditions would be materially adversely affected.

         There can be no assurance that multiple-player games over the Internet will become popular or widespread. The Company has had limited experience in this area and only recently acquired Archetype Interactive Corporation ("Archetype"), an Internet game company. Various technical issues relating to multiple-player games over the Internet exist, such as system compatibility problems and inadequate infrastructure. There has been little evidence of success in this area and a profitable business model to capitalize on the interactive entertainment and game market on the Internet has not yet been established.

DEPENDENCE ON THE M2 TECHNOLOGY

         The Company has undertaken a diversification plan to design, integrate, license and sell products directed at the 64-bit interactive entertainment market. The Company's next generation 64-bit M2 Technology, which has been licensed to Matsushita and Cirrus Logic, has not yet been fully developed. The Company is dependent on Matsushita, as the exclusive licensee, to develop and manufacture video game console products using the M2 Technology. Matsushita will control the timing of any product launch, the pricing and marketing of any such products, and any third-party licensing activities pertaining to such products. Matsushita has not yet completed development of its production version of a video game console based on the M2 Technology, and there can be no assurance that Matsushita or any future hardware system licensee will be able to manufacture such a video game console in large enough quantities or at low enough costs to enable this product to be priced competitively. The video game hardware platform market is extremely competitive and the Company's previous experience with the 3DO Multiplayer platform, the first 32-bit, CDROM-based, video game console in the market, demonstrates the perils involved with the development of new video game hardware technology. An installed base of hardware using the M2 Technology is necessary for the Company to successfully develop and market entertainment software for such a hardware base. There can be no assurance that the M2 Technology will offer advantages over alternative technologies sufficient to generate market acceptance.

PRODUCT DEVELOPMENT

         The Company's future success is based in substantial part upon its ability to develop new technology for the 64-bit consumer entertainment product market and the PC market, to create software titles for the 64-bit interactive entertainment markets and design products for the PC, M2 and Internet platforms. Software product development schedules, particularly for new hardware platforms such as the M2 and Internet platforms, are difficult to predict because they involve creative processes, use of new development tools for new platforms, and the learning processes associated with development for new technologies, as well as other factors. As a result of their complexity, software products frequently contain undetected errors or failures, especially when first introduced or when new versions or enhancements are released. Despite extensive product testing prior to the release of new products, the Company may discover errors in its products after their initial release. There can be no assurance that, despite testing by the Company, errors will not be found in new products and product revisions released by the Company in the future. The occurrence of such errors could result in significant losses to the Company. Any such occurrence also could result in reduced market acceptance of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, CD-ROM and Internet multiple-player products frequently include more content and are more complex, time-consuming and costly to develop than simpler PC or video game console products and accordingly, cause additional development and scheduling risk. As a result, there can be no assurance that the Company will achieve its goal of releasing up to ten Studio 3DO titles during fiscal year 1997 or of releasing a production version of Meridian 59, a multi-user role playing game to be played over the Internet, in calendar year 1996. These development risks can cause particular difficulties in predicting quarterly results. Failure to meet product development schedules may cause a shortfall in shipments in any quarter and may cause the operating results for such quarter to fall significantly below anticipated levels.

SHORT PRODUCT LIFESPANS

         Interactive entertainment software products typically have life spans of only 3 to 12 months. Accordingly, the Company will need to constantly develop and bring to market new products that achieve market acceptance quickly. The Company's future success will depend in large part on its ability to develop and introduce new products on a timely basis. New products must keep pace with competitive offerings, adapt to new hardware platforms and emerging industry standards, and provide additional functionality. If the Company is unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability would have a material adverse effect on its operating results and financial condition. There can be no assurance that the Company will be able to complete the timely development of, and commercially release, new software products that achieve market acceptance.

TECHNOLOGICAL CHANGE

         The market for interactive multimedia products is characterized by rapidly changing technology and user preferences, evolving formats for compression of audio and video data and frequent new product introductions. Even if the Company's technology and related software titles gain broad market acceptance, the Company's success will depend, among other things, upon the ability of the Company and its licensees to achieve and maintain technological leadership and to remain competitive in terms of price and product performance. The Company's pursuit of these technical improvements and other technological goals will require substantial expenditures, and there can be no assurance that any of these technical improvements will be developed or that the Company or its licensees will achieve or maintain technological leadership. Any material failure of the Company or its licensees to develop or incorporate any planned improvement would adversely affect the widespread adoption of the Company's technology and the introduction and sale of future products based on the Company's technology, and would increase the likelihood that competitive technologies will become broadly accepted. There can be no assurance that products or technologies developed by others will not render obsolete the Company's technology and the products based on the Company's technology.

COMPETITION

         The Company is entering new markets with its software products, specifically the PC and Internet markets. This will, to some degree, require distribution through distributors and retailers who have not, in the past, carried the Company's products. There will be intense competition in procuring adequate distribution of the Company's software products. There can be no assurance that the Company will succeed in obtaining sufficient distribution to enable its products to achieve market success.

         The markets in which 3DO's software products compete are expected to undergo significant changes, due in part to the introduction, or planned introduction, of new hardware platforms and electronic delivery systems, and the entry and participation of new industries and companies. Severe competition exists for retail shelf space in the consumer software industry. A number of factors, including the Company's historic performance, discounts to retailers, inventory and return policies, customer service, product support, brand recognition, perceived quality and entertainment value of specific titles, and marketing activities all affect access to distributors and retailers. In addition, sales of interactive entertainment products are becoming increasingly "hits" driven. Fewer products in that market are successful and publishers of these games, including the Company, must incur substantial marketing and sales expenses to promote retailers' sales of such products.

         A variety of companies offer products that compete directly with one or more of the Company's products. These direct competitors vary in size from very small companies with limited resources to companies with financial, managerial and technical resources substantially greater than those of the Company. The Company's competitors include manufacturers of hardware platform systems such as Nintendo, Sega and Sony (together with third-party licensees); diversified media and entertainment companies such as Walt Disney Company, Viacom International, Inc. and Time Warner Enterprises, Inc.; large independent multi-platform software developers such as Electronic Arts Inc., Acclaim Entertainment, Inc., Lucas Arts Entertainment Co., and Spectrum HoloByte, Inc.; and publishers of personal computer software such as Microsoft Corporation, Maxis, Inc., and Sierra On-line, Inc. In addition, companies in industries such as cable television and telecommunications, many of which have significant financial resources, have begun to diversify or have announced plans to enter the interactive software market. These new entrants have the potential to become significant competitors.

VARIABILITY OF OPERATING RESULTS

         The Company expects that its operating results will experience significant fluctuation as a result of changes in the composition of the Company's revenues, the timing of new video game hardware and software product introductions by the Company's competitors, the timeliness with which the Company releases its products to the market, fluctuations in the PC market, the financial impact of acquisitions of other companies by the Company, and the Company's investments in research and development, and expenditures on marketing and promotional programs.

         The market for entertainment software is highly seasonal. The Company's revenues are expected to be affected by the seasonal nature of the market, which is characterized by increased sales in the fourth calendar quarter coinciding with the holiday selling season and typically a seasonal low in revenues in the quarter ending in June. Seasonal trends may also be affected by general economic or industry factors. The Company's revenues may also reflect substantial variations as a result of the timing of the introduction of and demand for a particular software title it has published and/or distributed. Such demand may increase or decrease as a result of a number of factors, such as consumer preferences, product announcement by competitors and the popularity of particular hardware platforms, that cannot be predicted. The software industry is characterized by frequent product delays which can materially adversely affect the sales of a product if the product is not released in time for the holiday season.

         The Company's revenues are also affected by the timing of payments under agreements with companies that license the Company's technologies. These licenses can represent significant revenues to the Company which can cause fluctuation in quarterly results. Also, where there are contractual obligations of the Company to complete certain technology, the Company will recognize revenues on the "percentage of completion" method based upon the costs incurred by the Company to fulfill its contractual obligation to deliver technology as specified in the agreement. The progress made in completing the engineering of such technology will affect the revenue recognized in any particular quarter. The Company estimates that it will recognize revenue in connection with the M2 Technology License Agreement with Matsushita through the fourth quarter of the fiscal year ending March 31, 1998.

         The Company has stock-balancing programs for its software products that, under certain circumstances and up to a specified amount, allow for the exchange of software products by resellers. The Company also typically provides for price protection for its software products that, under certain conditions, allows the reseller a price reduction from the Company for unsold products. The Company maintains a policy of exchanging products or giving credits, but does not typically give cash refunds. The risk of price protection requirements is increasing as a result of the maturing and the increasingly hit-based nature of the video game market. Moreover, the risk of product returns may increase as new hardware platforms become more popular or market factors force the Company to make changes in its distribution system. Overstocking in the distribution channel can result in high returns or the requirement for substantial price protection in subsequent periods. The Company provides for reserves for returns and price protection based on estimated future returns of products, taking into account promotional activities, the timing of new product introductions, distributor and retailer inventories of the Company's products and other factors. There can be no assurance that actual returns or price protection will not exceed the Company's reserves.

DEPENDENCE ON DISTRIBUTORS

         The distribution channels through which consumer software products are sold have been characterized by change, including consolidations and financial difficulties of certain distributors and retailers and the emergence of new retailers such as general mass merchandisers. The bankruptcy or other business difficulties of a distributor or retailer could render the Company's accounts receivable from such entity uncollectible, which could have an adverse effect on the operating results and financial condition of the Company. In addition, an increasing number of companies are competing for access to these channels. The Company's arrangements with its distributors and retailers may be terminated by either party at any time without cause. Distributors and retailers often carry products that compete with those of the Company. Retailers of the Company's products typically have a limited amount of shelf space and promotional resources for which there is intense competition. There can be no assurance that distributors and retailers will purchase the Company's products or provide the Company's products with adequate levels of shelf space.

DEPENDENCE ON THIRD PARTIES

         The Company continues to be dependent on the technological, manufacturing, marketing, financial and other resources of third parties with which it has established or is attempting to establish commercial relationships. The Company relies on third parties to develop, manufacture, market and distribute products that incorporate technology licensed from 3DO, such as Matsushita and Cirrus Logic with respect to the M2 technology. The Company's licensees may choose not to utilize the Company's technology and could develop products or technologies that compete directly with products based upon the Company's technology. In addition, there can be no assurance that these third parties will commit any resources to the commercialization of the Company's technology. Further, a licensee's financial or other resource limitations may prevent such licensee from commercializing products based on the Company's technology. The Company's Studio 3DO unit also depends upon third-party developers. Any failure of a third-party developer to complete its contractual obligations to the Company would adversely affect Studio 3DO's ability to complete and release titles, which in turn would adversely affect the Company's operating results.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel. Given the Company's early stage of development, the Company is dependent on its ability to recruit, retain and motivate high-quality personnel, especially highly-skilled engineers, programmers and artists involved in the ongoing hardware and software development required to define future interactive hardware systems, refine existing interactive technologies, introduce enhancements for future applications, and develop novel software titles. The Company is particularly dependent on the skills and contributions of several key individuals, any one of whom may voluntarily terminate employment with the Company at any time and whose departure would have a material adverse effect on the Company's business. The Company is particularly dependent upon its Chief Executive Officer, Trip Hawkins, who is also acting as the head of Studio 3DO. The Company does not have "key person" life insurance policies on any of its employees. The interactive multimedia industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. The Company competes with computer hardware, software and entertainment companies for the recruitment of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.

RECENT ACQUISITIONS

         The Company acquired the business of Cyclone Studios ("Cyclone"), a software developer, during November of 1995. In May of 1996, the Company acquired all the outstanding capital stock of Archetype Interactive Corporation ("Archetype"), a developer of a multi-user role playing game to be played over the Internet, and in June of 1996, the Company acquired the assets and assumed certain liabilities of New World Computing, Inc. ("NWC"), an entertainment software company. Each of these acquisitions represented the addition of new products and personnel to the Company, which has caused changes in the allocation of management and other resources, marketing strategies and production systems. The Company's ability to manage its acquired businesses effectively will depend on its ability to hire additional management and technical personnel and to continue to improve the operating, financial and management systems and controls in each of its operating units. There can be no assurance that the Company will be able to successfully integrate these acquired businesses or other companies which the Company may acquire in the future with the current operations of the Company.

FUTURE ACQUISITIONS

         The Company is in the process of establishing operations as a multi-platform entertainment software developer and its strategy may involve, in part, acquisitions of products, technologies or businesses from third parties. Identifying and negotiating these acquisitions may divert substantial management time away from the Company's operations. An acquisition could absorb substantial cash resources, could require the Company to incur or assume debt obligations, or could involve the issuance of additional equity securities of the Company. The issuance of additional equity securities could dilute and could represent an interest senior to the rights of then-outstanding common stock. An acquisition which is accounted for as a purchase, like the acquisitions of Cyclone and NWC, could involve significant one-time non-cash write-offs, and could involve the amortization of goodwill over a number of years, which would adversely affect earnings in those years. Acquisitions outside the entertainment software area may be viewed by outside market analysts as a diversion of the Company's focus on entertainment software. For these reasons, the market for the Company's stock may react positively or negatively to the announcement of any acquisition. Any acquisition will require attention from the Company's management to integrate the acquired entity into the Company's operations, may require the Company to develop expertise outside its existing businesses, and may result in departures of management of the acquired entity. An acquired entity may have unknown liabilities, and its business may not achieve the results anticipated at the time of the acquisition. Any acquisitions that adversely affect the operations of the Company may have an adverse impact on the Company's stock price.

PROPRIETARY RIGHTS AND LICENSES

         The Company's success will depend in part on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. The Company has filed a number of patent applications with the United States Patent and Trademark Office ("U.S. Patent Office") and international counterparts of certain of these applications with the United States Receiving Office pursuant to the Patent Cooperation Treaty. The Company intends to file additional applications as it deems appropriate for patents covering its technology. The process of obtaining patent protection is expensive and absorbs substantial management and engineering time. No assurance can be given that any patents will issue from these applications or that, if any patent does issue, the claims allowed will be sufficiently broad to protect the key aspects of the Company's technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of the Company's patents. In addition, no assurance can be given that any patent issued to the Company will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to the Company, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology.

         The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its employees, consultants, developers, vendors, and current and prospective licensees. The Company's license agreements prohibit unauthorized disclosure or unauthorized reverse-engineering of the Company's licensed technology. However, the Company expects that third parties may attempt to reverse-engineer its technology without authorization and there can be no assurance that the Company's confidentiality and license agreements will not be breached or that the Company would have adequate remedies for any breach. As a result, the Company may not have an adequate remedy if a competitor disassembles or reverse-engineers products based on the Company's proprietary technology, even if the technology is protected by trade secret or copyright law. There can be no assurance that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

         The Company relies in part on copyright laws to prevent unauthorized duplication or distribution of its software, written materials and audiovisual works. The Company is also considering seeking protection of its semiconductor circuit designs under applicable mask work right laws. Existing copyright and mask work right laws afford only limited protection, particularly in certain jurisdictions outside the United States where the Company may seek to license its technology. There can be no assurance that the copyright laws or mask work right laws will adequately protect the Company's technology.

         The Company licenses its name and logo for use in connection with authorized products. The Company has experienced difficulty in registering some of its marks in various jurisdictions, including Japan. There can be no assurance that the Company will obtain sufficient trademark protection for these marks, that these marks will not be duplicated without authorization, or that the Company will have adequate remedies for trademark infringement in any country.

         From time to time, the Company receives communications from third parties asserting that features or content of certain of the Company's or its licensees' products infringe upon intellectual property rights held by such third parties. The Company has been notified by a third party that such third party believes that the Company's initial hardware design, the 3DO Multiplayer system, infringes upon one or more of such third party's patents. The Company is evaluating this claim in the event litigation is instigated. As the number of patents and products in the Company's industry increases and as the functionality of these products further overlaps, the Company believes that products based on its technology will increasingly become the subject of infringement claims. The Company could incur substantial costs in defending itself or its licensees in litigation brought by others, or in prosecuting infringement claims against third parties. The Company could also incur substantial costs in interference proceedings declared by the U.S. Patent Office in connection with one or more of the Company's or a third party's patents or patent applications. Those proceedings could result in an adverse decision as to the priority of the Company's inventions. A third party claiming infringement may be able to obtain an injunction or other equitable relief, which could effectively block the ability of the Company's licensees to import into the United States or to distribute and sell hardware or software products licensed by the Company. This would materially adversely affect the Company. Such a third party could also assert claims for substantial damages against the Company, its licensees or distributors of such licensees' products, which could inhibit the manufacture or sale of licensed products. In the event of a claim of infringement, the Company or its licensees may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its hardware and software licensees will be able to obtain from third parties any required license to technology at a reasonable cost or at all. Failure by the Company or its hardware and software licensees to obtain any such license would have a material adverse impact on the Company.

VOLATILITY OF STOCK PRICE

         Market prices of securities of companies engaged in the entertainment software industry have been highly volatile. Factors such as announcements of the introduction of new products by the Company or its competitors, announcements of joint development efforts or corporate partnerships in the entertainment software field, market conditions in the technology, entertainment, cable, telecommunications and other emerging growth company sectors, and rumors relating to the Company or its competitors, have had and may in the future have a significant impact on the market price of the Company's common stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and development-stage companies, such as those in the entertainment software and semiconductor industries that has often been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Company's common stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK

         Future sales of the Shares or the perception that such sales could occur could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. In addition, the Company may issue Common Stock pursuant to exemptions from registration available under the Securities Act in connection with future acquisitions. Such securities are subject to resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

DILUTION

         The issuance of additional shares of Common Stock, upon completion of acquisitions or other business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.


                                 USE OF PROCEEDS

         This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."


                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 27, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 1,609,953 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table.


                               Shares Beneficially Owned       Shares To Be Offered
                               -------------------------       --------------------
    Selling Stockholder         Prior To The Offering       For The Selling Stockholder
    -------------------         ---------------------       ---------------------------
Mark Barnard                            4,915                         4,915
Philip Bronson                          7,373                         7,373
Ethan Canin                             3,730                         3,730
David Dove                             11,059                        11,059
Mary Constance Gelb                    14,746                        14,746
John Hanke (1)                         28,278                        28,278
George Harris                           1,865                         1,865
Andrew Kirmse (1)                      55,297                        55,297
Christopher Kirmse (1)                 55,297                        55,297
Gordon Kruberg                          1,843                         1,843
Rainer Munz                            11,059                        11,059
New World Computing, Inc.             882,953                       882,953
PacRim Access Group, Inc.              61,441                        61,441
PacRim Access Group, Inc.              18,432                        18,432
Mario M. Rosati                         1,475                         1,475
David J. Sellers                        3,686                         3,686
Michael J. Sellers (1)                147,458                       147,458
Stephen D. Sellers (1)                147,457                       147,457
David Smiley                            1,475                         1,475
Paul Spradlin                           1,843                         1,843
Jon Van Caneghem (2)                  135,000                       135,000
W. S. Investment Co. 95B (3)           13,271                        13,271
                                    ---------                     ---------
         TOTAL                      1,609,953                     1,609,953
                                    =========                     =========



(1) This Selling Stockholder served as an officer of Archetype Interactive prior to the Company's acquisition of Archetype on May 31, 1996 and currently serves as an employee of the Company.

(2) Mr. Van Caneghem served as an officer of New World Computing, Inc., prior to the Company's acquisition of the assets of New World Computing, Inc., and currently serves as an officer of the Company.

(3) W. S. Investment Co. 95B may distribute these shares to the following limited partners and in the following amounts for resale by such entities as Selling Stockholders:


NAME                                            NO. OF SHARES
=============================================================
Sonsini, Larry W.                                     714
Bremond, Harry B.                                     107
Goodrich, John B.                                     258
Rosati, Mario M.                                      342
Bertelsen, Mark A.                                    262
Schneiderman, Arthur F.                               192
Saper, Jeffrey D.                                     289
Laurice, Douglas M.                                    70
Compton, Charles T.C.                                 134
Jack, Robert B.                                       134
Massey, Henry                                         266
O'Brien, Bradford C.                                  143
Stewart, Blair W.                                      79
Ladra, Michael A.                                     164
O'Brien, Judith M.                                    149
Vanyo, Bruce G.                                       342
Currie, Francis S.                                    245


NAME                                            NO. OF SHARES
=============================================================
Taylor, Barry E.                                      280
Schatz, Steven M.                                     280
Bradley, Donald E.                                    181
Collom, Douglas H.                                    143
DiBoise, James A.                                     224
Latta, Robert P.                                      224
McGlynn, J. Casey                                     262
Kurpius, James A.                                      62
Laboskey, Peter                                       102
Walker, Ann Yvonne                                    111
Feldman, Robert P.                                    196
Summers, Debra S.                                     139
Austin, Alan K.                                       280
Amantea, Denise M.                                    104
Bochner, Steven E.                                    205
Johnson, Terry T.                                     181
Morgan, Allen L.                                      160
Roth, Ronald M.                                       117
Braham, Tor R.                                        196
Clarkson, Robert T.                                   166
DeFilipps, Thomas C.                                  119
Feldman, Boris                                        209
Haviland, Dana D.                                     111
Parnes, Mark G.                                       111
Plant, Harry K.                                       134
Roos, John V.                                         168
Humphreys, Ivan H.                                    134
Sterling, Marcia Kemp (T)                             119
Steuer, David                                         164
Char, Richard J.                                      134
Chen, Peter P.                                        107
Creighton, Susan Abouchar                             134
Danaher, Michael J.                                    89
Fore, John A.                                         130
Kopel, Jared L.                                       107
Sparks, Timothy J.                                    134
Reback, Gary L.                                       268
Fockler, Herbert P.                                   100
Locker, Nina F.                                       107
Scott, Timothy T.                                     111
Durant, Steve C.                                       98
Petkanics, Donna M.                                    89
Segre, David J.                                        89
Siegel, Kenneth M.                                     89
Wolff, Neil J.                                         89
Zeprun, Howard S.                                      89
Barclay, Michael                                      117
O'Donnell, Michael J.                                 134
Schloss, Harvey                                        62
Clark, Kenneth                                         94
Alter, Aaron J.                                        79
Birn, Jerome F. Jr.                                    79
Degolia, Richard C.                                    81
Flint, Elizabeth R.                                    79
Mailliard, Page                                        79
Smilan, Laurie B.                                      79
Barry, Henry V.                                       139
Arrieta, Aileen                                        70
Axelrad, Jonathan                                      70
Berger, David                                          70
Berson, Steven                                         70
Bonham, Mark                                           70
Bridges, Andrew                                        70
Mitchell, Christopher                                  70


NAME                                            NO. OF SHARES
=============================================================

Sheridan, Jack                                         70
Shulman, Ron                                          149
Strawbridge, James                                     70
Wilson, Kenneth                                        70
Associate Trust (a)                                   664
                                                   ------

         TOTAL                                     13,271
                                                   ======


(a) Associate Trust of W. S. Investment Co 95B may distribute these shares to the following limited partners and in the following amounts for resale by such entities as Selling Stockholders:


NAME                                            NO. OF SHARES
=========================================================================
Bell, Suzanne                                          21
Brownell, Robert                                       21
Cervantes, Marta                                       21
Priest, Gregory                                        21
Caroll, Megan J.                                       20
Fennell, Chris F.                                      20
Husick, Gail Clayton                                   20
Jacobs, James L.                                       20
Klein, Thomas C.                                       20
Mesel, Noah D.                                         20
Rabson, Michael                                        20
Saunders, Elizabeth M.                                 20
Schultheis, Patrick J.                                 20
Stern, Roger                                           20
Winawer, Lloyd                                         20
Cassidy, Bernard J.                                    20
Eggleton, Keith E.                                     20
Fabela, Robert R.                                      20
Good, Sarah A.                                         20
Harrington, Sara                                       20
Hetherington, Michael                                  20
Herbst, Jeffrey A.                                     20
Horii, Dwayne M.                                       20
Jackson, Meredith S.                                   20
Kirkman, Catherine S.                                  20
Krohn, Douglas K.                                      20
Lambert, Joan E.                                       20
Larson, David L.                                       20
Priebe, David                                          20
Skaer, Susan J.                                        20
Suffoletta, J. Robert                                  20
Theodorakis, D. John                                   20
Wadsworth, Clyde J.                                    20
                                                      ---

         TOTAL                                        664
                                                      ===



                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to their respective sales of the shares.

         The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve block transactions) on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         The Company has filed a Registration Statement in which this Prospectus is included for the purposes of permitting the Selling Shareholders to make resales of the Shares. Such resales may commence at the time such Registration Statement is declared effective by the Commission and continue for as long as such Registration Statement remains in effect. However, the Selling Shareholders must notify the Company in writing of its intent to sell any Shares at least 3 full business days prior to such sale. At any time within such 3 business day period, the Company may refuse to permit a Selling Shareholder to resell any Shares pursuant to the Registration Statement; provided that the Company delivers a certificate in writing to the Selling Shareholder that a delay in such sale is necessary. In no event shall such delay exceed 20 trading days; provided, however, that prior to the expiration of the 20 day trading period, the Company may refuse to permit the Selling Shareholders to resell the Shares pursuant to the Registration Statement for any additional period not to exceed 20 trading days if the Company delivers a certificate in writing to the Selling Shareholder that further delay in such sale is necessary. New World Computing, Inc. and Jon Van Caneghem may not, without the prior written consent of the Company, sell more than an aggregate of 50,000 shares during any single trading day during the first 90 days following the effective date of the registration statement.

         The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon by James Alan Cook, Executive Vice President and General Counsel for the Company. Mr. Cook beneficially owned 92,898 shares of Common Stock as of August 27, 1996. Certain partners of Wilson Sonsini Goodrich & Rosati, a Professional Corporation, the Company's outside counsel, beneficially own 14,746 shares of Common Stock as of the date of this Prospectus.


                                     EXPERTS

         The consolidated financial statements of the Company as of March 31, 1996 and 1995, and for each of the years in the three year period ended March 31, 1996, have been incorporated by reference in this Prospectus and elsewhere in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of New World Computing, Inc. as of December 31, 1995, and for the year then ended, have been incorporated by reference in this Prospectus and elsewhere in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since March 31, 1996, specifically including the

Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, the Company's Current Report on Form 8-K dated July 12, 1996 (as amended by the Company's Current Report on Form 8-K/A as filed with the Commission on August 22, 1996); and (iii) the Company's Proxy Statement filed July 29, 1996 relating to the 1996 Annual Meeting of Stockholders to be held on September 20, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO JAMES ALAN COOK, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, THE 3DO COMPANY, 600 GALVESTON DRIVE, REDWOOD CITY, CALIFORNIA 94063, TELEPHONE:
(415) 261-3000, FAX: (415) 261-3151.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

         The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

Securities and Exchange Commission Filing Fee.................. $4,371.86
Legal Fees and Expenses........................................ $2,000.00
Accounting Fees and Expenses................................... $2,000.00
Miscellaneous.................................................. $1,000.00
                                                                ---------
         TOTAL................................................. $9,371.86

(1) All amounts, other than the registration fee, are estimated and are subject to future contingencies.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.


ITEM 16. EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

NUMBER   EXHIBIT DESCRIPTION
- ------   -------------------

5.1*     Opinion of Counsel as to the validity of the Shares.

23.1*    Consent of Counsel (included in Exhibit 5.1 above).

23.2*    Consent of KPMG Peat Marwick LLP.

23.3*    Consent of KPMG Peat Marwick LLP.

24.1*    Power of Attorney (included under the heading "Signatures," above).


- -----------------
*  FILED HEREWITH.


ITEM 17. UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on August 27, 1996.

                                      THE 3DO COMPANY

                                      By:  /S/ PAUL MILLEY
                                          -----------------------------
                                      Paul Milley
                                      Chief Financial Officer
                                      (Principal Financial Officer
                                      and Principal Accounting Officer)
                                      (Duly Authorized Officer)

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William M. Hawkins, III, and James Alan Cook, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do so or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on August 27, 1996.


          Signature                                      Title                                 Date
- ----------------------------------------   ----------------------------------               ----------------
/S/  WILLIAM M. HAWKINS, III               Chairman of the Board of Directors               August 27, 1996
- ------------------------------------       and Chief Executive Officer
William M. Hawkins, III                    (Principal Executive Officer)



/S/  PAUL J. MILLEY                        Chief Financial Officer                          August 27, 1996
- ------------------------------------       (Principal Financial Officer and
Paul J. Milley                             Principal Accounting Officer)


/S/  DAVID H. HOROWITZ                     Director                                         August 27, 1996
- ------------------------------------
David H. Horowitz



- ------------------------------------       Director
Vinod Khosla


/S/  HUGH C. MARTIN                        President and Director                           August 27, 1996
- ------------------------------------
Hugh C. Martin


/S/  CHARLES S. PAUL                       Director                                         August 27, 1996
- ------------------------------------
Charles S. Paul


/S/  ROBERT W. PITTMAN                     Director                                         August 27, 1996
- ------------------------------------
Robert W. Pittman

                                  EXHIBIT INDEX

NUMBER            EXHIBIT DESCRIPTION

5.1*              Opinion of Counsel as to the validity of the Shares.

23.1*             Consent of Counsel (included in Exhibit 5.1 above).

23.2*             Consent of KPMG Peat Marwick LLP.

23.3*             Consent of KPMG Peat Marwick LLP.

24.1* Power of Attorney (included under the heading "Signatures," above).

- ----------------
* FILED HEREWITH.